Exhibit 99.1
Announcement
6 February 2008
Rio Tinto rejects BHP Billiton’s pre-conditional offers
Dear all
I advised earlier today of BHP Billiton’s pre-conditional offers to acquire the whole of the issued share capital of Rio Tinto plc and Rio Tinto Limited. Under this proposal each Rio Tinto share would be exchanged for 3.4 BHP Billiton shares.
The Rio Tinto Boards have given careful consideration to BHP Billiton’s offers and concluded that they significantly undervalue Rio Tinto and have unanimously rejected the offers as not being in the best interests of shareholders.
BHP Billiton’s offers, while improved, still fail to recognise the underlying value of Rio Tinto’s quality assets and prospects. Our plans are unchanged, and will remain so unless a proposal is made that fully reflects the value of Rio Tinto. Accordingly we are forging ahead with our strategy of operating and developing large scale, long life, low cost assets to generate significant value for shareholders.
As I have stated on previous occasions, Rio Tinto has an exceptional portfolio of assets and significant stand alone growth opportunities, particularly in iron ore, copper and aluminium. These assets and opportunities, combined with the company’s strong track record for value delivery, project execution and successful exploration means Rio Tinto is very well positioned to take advantage of strong global markets and the growth in the resources industry, maximising value for shareholders.
These are eventful days for Rio Tinto and I know many of you will be feeling uncertain about the future. Rio Tinto is a great company with great people, exceptional assets and growth opportunities. We have a very strong team working on the BHP approach and they are doing a great job on behalf of you all.
If you have any concerns at this stage the best person to talk to is your line manager.
As always, the way that you can help in this situation is to stay safe and keep focused on your individual role.
Tom Albanese, Chief executive
Important Information
In the United States, Rio Tinto will file a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 following commencement of a tender offer within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 and holders of Ordinary Shares and American Depositary Shares are advised to read it when it becomes available as it will contain important information. Copies of the Schedule 14D-9 and other related documents filed by Rio Tinto will be available free of charge on the SEC’s website at http://www.sec.gov. In addition, documents filed with the SEC by Rio Tinto may be obtained free of charge by contacting Rio Tinto’s media or investor relations departments or on Rio Tinto’s website at www.riotinto.com. Any documents filed by BHP Billiton, including any registration statement on Form F-4 (which will include a preliminary prospectus) and related exchange offer materials as well as any Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.
Forward-Looking Statements
This email includes forward-looking statements. All statements other than statements of historical facts included in this email, including, without limitation, those regarding Rio Tinto’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to Rio Tinto’s products, production forecasts and reserve and resource positions), are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Rio Tinto, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Such forward-looking statements are based on numerous assumptions regarding Rio Tinto’s present and future business strategies and the environment in which Rio Tinto will operate in the future. Among the important factors that could cause Rio Tinto’s actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others, levels of actual production during any period, levels of demand and market prices, the ability to produce and transport products profitably, the impact of foreign currency exchange rates on market prices and operating costs, operational problems, political uncertainty and economic conditions in relevant areas of the world, the actions of competitors, activities by governmental authorities such as changes in taxation or regulation and such other risk factors identified in Rio Tinto’s most recent Annual Report on Form 20-F filed with the SEC or Form 6-Ks furnished to the SEC. Forward-looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on forward-looking statements. These forward-looking statements speak only as of the date of this email. Rio Tinto expressly disclaims any obligation or undertaking (except as required by applicable law, the City Code on Takeovers and Mergers (the “Takeover Code”), the UK Listing Rules, the Disclosure and Transparency Rules of the Financial Services Authority and the Listing Rules of the Australian Securities Exchange) to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Rio Tinto’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Nothing in this email should be interpreted to mean that future earnings per share of Rio Tinto plc or Rio Tinto Limited will necessarily match or exceed its historical published earnings per share.
Subject to the requirements of the Takeover Code, none of Rio Tinto, any of its officers or any person named in this email with their consent or any person involved in the preparation of this email makes any representation or warranty (either express or implied) or gives any assurance that the implied values, anticipated results, performance or achievements expressed or implied in forward-looking statements contained in this email will be achieved.